Exhibit 23.9

CONSENT OF DANIEL D. KAPOSTASY

I consent to (a) the use of my name, or any quotation from, or summarization of, Sections 1.1.1.6, 1.3.12, 4.3, 18.9.2, 20, and 25.6 of the technical report summary entitled “Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, USA” dated February 22, 2022; and Sections 4-12 and 18-20 and my contributions to Sections 1 and 2 of the preliminary feasibility study entitled “Preliminary Feasibility Study for the Sheep Mountain Project, Fremont County, Wyoming, USA” dated December 31, 2021, each prepared by me; and (b) the filing of the written disclosure regarding certain scientific, technical, land tenure and permitting information concerning mineral projects (the “Technical Disclosure”), prepared by me, included or incorporated by reference in:

(i)    the Annual Report on Form 10-K for the period ended December 31, 2021 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)    the Company’s Form S-3 Registration Statements (File Nos. 333-253666 and 333-226878), and any amendments or supplements thereto; and

(iii)    the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654 and 333-254559), and any amendments or supplements thereto.

I further consent to the filing of the technical report summary and preliminary feasibility study as exhibits to the 10-K.

/s/ Daniel D. Kapostasy
Daniel D. Kapostasy, P.G., SME R.M.
Energy Fuels Inc.

Date: March 15, 2022